COVENANT TRANSPORT ANNOUNCES NEW
HOLDING COMPANY NAME AND MANAGEMENT CHANGES

CHATTANOOGA, TENNESSEE - May 23, 2007 - Covenant Transport, Inc. (Nasdaq/GS:CVTI) made the following announcements:

On May 22, 2007, the Company's stockholders approved an amendment to the Company's articles of incorporation that will change the name of the parent corporation to "Covenant Transportation Group, Inc." Chairman, President, and Chief Executive Officer David R. Parker, made the following comments: "The name change is symbolic of our corporate leadership's focus on managing all of our operating units as independent businesses. Together with the management changes announced today, we are demonstrating our continuing commitment to managing our assets and allocating capital where we expect to generate favorable returns."

In addition to the name change, Covenant announced the following management changes.

Joey B. Hogan has been promoted to Senior Executive Vice President and Chief Operating Officer of Covenant Transportation Group, Inc. In addition, Mr. Hogan has been named President of Covenant Transport, Inc., a Tennessee corporation, the Company's largest operating subsidiary.

Mr. Parker offered the following comments concerning Mr. Hogan's promotion: "Joey has been with the Company for nearly ten years and has gained a deep understanding of many parts of our business. During the past 18 months of our business realignment, his contributions have expanded well beyond those normally associated with the Chief Financial Officer position. In his role as Chief Operating Officer of the holding company, Joey will join me as the officers responsible for managing the performance of all of the service offerings in all subsidiaries. All of the service offering general managers and all of the corporate department heads will report to the two of us. We believe that the combination of my sales and operating experience and Joey's financial, administrative, planning, and management acumen will afford a strong combination for managing the various service offerings, controlling costs, holding managers accountable, and allocating capital. In addition, as President of Covenant Transport, Inc., Joey will have full P&L responsibility for our largest subsidiary. Covenant Transport, Inc. operates Expedited long-haul, Dedicated, and Regional service offerings, with approximately 2,300 total tractors. Joey will take lead responsibility for working with all managers to improve the financial performance of the subsidiary and to identify and implement needed changes."

"In connection with Joey's promotion, we have allocated his primary former duties to others in our organization. Our current Controller, Richard Cribbs, will assume the role of Vice President and Chief Accounting Officer. Richard will have responsibility for the financial statements, SEC reporting, forecasting, billing, collection, and related financing. In addition, David Hughes, who has served in a variety of roles at Covenant and Star Transportation since March 1999, will assume the role of Senior Vice President of Fleet Management and Procurement and Corporate Treasurer. David will oversee our financing relationships as well as asset purchasing, management, and disposition. For the present time we do not expect to appoint a Chief Financial Officer.

"Finally, it is with great appreciation for his years of service that I report that Mike Miller has stepped down from his executive officer positions for personal reasons. Mike has served as a senior officer for approximately 20 years and is one of our most loyal and trusted colleagues. Mike had served in a variety of roles for Covenant, including Chief Operating Officer from 1997 to August 2006, Executive Vice President of Procurement and Corporate Operations Manager from August 2006 to present, and a member of our board of directors from our 1994 IPO through May 2004. We wish him every success as he transitions to a less demanding schedule."

Covenant Transport, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas, and Star Transportation of Nashville, Tennessee. The group operates one of the ten largest fleets in North America as measured by revenue. The Company's Class A common stock is traded on the Nasdaq Global Select Market under the symbol, “CVTI”.

For further information contact:
Joey B. Hogan, Senior Executive VP and Chief Operating Officer       (423) 825-3336
hogjoe@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant      (423) 825-3357
perkim@covenanttransport.com

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